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                    EMPLOYMENT CONTRACT FOR SENIOR EXECUTIVE



        AMERICAN CUSTOM COMPONENTS, INC., a California Corporation, located at 1515 S. Sunkist Avenue, Anaheim, CA 92806, hereinafter referred to as "ACC" and MICHAEL R. ORTON, hereinafter referred to as "ORTON" in consideration of the mutual promises made herein, agree as follows:



                          ARTICLE 1: TERM OF EMPLOYMENT



        1.1 ACC hereby employs ORTON and ORTON hereby accepts employment with ACC for a period of thirty-six (36) months commencing October 20, 1997.

        1.2 This agreement may be terminated earlier as herein provided.



                  ARTICLE 2: DUTIES AND OBLIGATIONS OF EMPLOYEE



        2.1 ORTON shall serve as Executive Vice President and General Manager of ACC. In that capacity, he shall do and perform all services, acts and things necessary or advisable to fulfill his duties. However, ORTON shall at all times be subject to the direction of the president and to the policies established by the Board of Directors of ACC.

        2.2 ORTON agrees that he shall devote his entire productive time, ability and attention to the business of ACC during the term of this agreement0 and shall not act in any commercial or professional capacity for any other person or organization whether for compensation or otherwise without the express written consent of ACC.

        2.3 The parties acknowledge and agree that during the term of this agreement and in the course of his duties at ACC, ORTON shall have access to and become acquainted with information which is confidential and could be constituted as ACC's trade secrets;

        2.4 ORTON agrees that he shall not disclose any such trade secrets to any person or any organization in any manner whatsoever except as required in the course of his duties while employed at ACC.


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                                     PAGE 2


        2.5 ORTON hereby represents, and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, and intellectual character and as such, are of peculiar value, the loss of which cannot be adequately compensated by damages in a court of law. ORTON therefore expressly agrees that ACC, addition to any other rights and remedies which it may possess, shall be entitled to injuctive and other equitable relief to prevent or remedy a breach in this Contract by ORTON.

        2.6 ORTON expressly agrees that in the event he terminates his employment with ACC, he shall not work for, become employed, consult or in any manner whatsoever provide his services or any information regarding ACC to any organization which is in competition with ACC for a period of one (1) year after termination.


                       ARTICLE 3: OBLIGATIONS OF EMPLOYER


        3.1 ACC agrees to provide ORTON with the compensation, incentives, benefits and business expense reimbursement specified elsewhere in this agreement.

        3.2 In the event of a dispute between the parties, ACC agrees to binding arbitration before a member of the American Arbitration Association or other similarly qualified panel. Said arbitration shall be commenced within sixty (60) days of the dispute.



                       ARTICLE 4: COMPENSATION OF EMPLOYEE


        4.1 As compensation for the services to be rendered by ORTON hereunder, ACC shall pay ORTON a weekly salary of $1,800.00 per week. Said weekly sum shall commence to be earned by ORTON on October 20, 1997 and shall be paid in accordance with the payroll policies of ACC.

        4.2 Increases to ORTON's salary shall be at the sole discretion of the Board of Directors.

        4.3 As additional compensation to ORTON, ACC agrees to transfer to ORTON within thirty (30) days of the commencement of his employment an option to purchase ONE HUNDRED THOUSAND SHARES (100,000) of ACC common stock at the price of $.01 per share.


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                                     Page 3

        4.4 On the first and second anniversary of his employment with ACC, ACC shall grant to ORTON an additional option to purchase ONE HUNDRED THOUSAND SHARES (100,000) of ACC common stock at the price of $.01 per share.

        4.5 ORTON shall be entitled to 10 days of paid vacation per year. This vacation time may be accrued for the term of this contract. Accrued vacation time may be exchanged for cash at the termination of this contract at the amount equal to his pay rate.

        4.6 ACC shall provide ORTON and his dependents with a fully paid medical and dental insurance policy.



                      ARTICLE 5: TERMINATION OF EMPLOYMENT


        5.1 ORTON may terminate this agreement at any time by rendering sixty
(60) days notice to ACC. ACC shall have the option of retaining the services of ORTON for the sixty (60) day period, or immediately discharging him. In any event, ACC shall be obligated to pay ORTON his salary for the sixty (60) day period.

        5.2 ACC may terminate this agreement for cause which shall include a willful breach or neglect of professional duty and responsibility by ORTON under this agreement, or, any act of fraud, misrepresentation or moral turpitude which would prevent the effective performance of ORTON'S duties at ACC.

        5.3 Any termination of this agreement by ACC shall be in writing and shall states the grounds for termination.

        5.4 ACC reserves the right to suspend ORTON from his duties. Notice of any suspension shall be in writing and shall state the cause for suspension. In the event, ACC suspends ORTON from his duties without terminating him, ACC shall be obligated to continue ORTON's salary.



                       ARTICLE 6: MISCELLANEOUS PROVISIONS


        6.1 In the event of ORTON's death, ACC agrees to pay to the designated beneficiary or to ORTON's estate the remaining balance due for ORTONs salary including all shares of stock on this contract.

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                                     Page 4

        6.2 In the event of merger of ACC with another business entity, or of the sale of ACC, this contract shall survive and become the responsibility of the surviving business entity.

        6.3 If any provision in this agreement is held to be unenforceable in a court of law, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

        6.4 The failure of either party to insist on strict compliance with any of the terms or conditions of this agreement shall not be deemed a waiver or relinquishment of any right, or power by that party.

        6.5 This agreement shall be governed by the laws of the State of California.

        6.6 If any legal action is necessary to enforce the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs in addition to any other relief to which that party may be entitled.

        6.7 This agreement supercedes any and all other agreements either oral or in writing between the parties hereto and contains all of the covenants and agreements between the parties with respect to the employment of ORTON by ACC.

        6.8 Any modification of this agreement will be effective only it is in writing and signed by the party to be charged.

        6.9 Any dispute between the parties shall be subject to binding arbitration


        Date: Oct 20, 1997

              /s/ Micheal R. Orton
              ------------------------------
              Michael R. Orton



        Date: 10-20-97

              /s/ Martin T. Walk
              ------------------------------
              American Custom Components, Inc.
              Martin T. Walk, President